As filed with the Securities and Exchange Commission on
                                     , 2000
                                Registration No.


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C., 20549
                      -------------------------------------
                          ULTRAMED INTERNATIONAL, INC.
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                          ULTRAMED INTERNATIONAL, INC.
                 (Name OF Small Business Issuer in its charter)

        New Jersey                                                22-3678284
 (State of Jurisdiction) (Primary Standard Industrial         (I.R.S. Employee
                          Classification Code Number)        Identification No.)

                           UltraMed International, Inc
                               1580 Lemoine Avenue
                           Fort Lee, New Jersey 07024
          (Address and telephone number of principal executive offices and principal place of business)
                      -------------------------------------

                              Christopher J. Davey
                          UltraMed International, Inc.
                               1580 Lemoine Avenue
                              Fort Lee, New Jersey
                                  201-592-0634

            (Name, address and telephone number of agent for service)

      Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

                        Copies of all communications to:

                             Joel Schonfeld, Esq.
                             Andrea I. Weinstein, Esq.
                             Schonfeld & Weinstein, L.L.P.
                             63 Wall Street, Suite 1801
                             New York, New York 10005
                             (212) 344-1600/Fax: (212) 480-0717

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

                         CALCULATION OF REGISTRATION FEE


Title of Each      Amount Being    Proposed Maximum     Proposed    Amount of
Class of           Registered      Offering             Maximum     Registration
Securities                         Price per Share      Aggregate   Fee
                                                        Offering
                                                        Price (1)

Common Stock       1,500,000         $1.00             $1,500,000    $396.00

Common Stock held
By Selling
Shareholders      1,492,500          $1.00             $1,492,500    $394.02

Total             2,992,500          $1.00             $2,992,500    $790.02


(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to 457.

Cross Reference Sheet
Showing the Location In Prospectus of
Information Required by items of Form SB-2


PART I   INFORMATION REQUIRED IN PROSPECTUS      ITEM NO.


   1.    Front of Registration Statement        Front of Registration
         and Outside Front Cover of             Statement and outside
         Prospectus                             front cover of Prospectus

   2.    Inside Front and Outside Back          Inside Front Cover Page
         Cover Pages of Prospectus              of Prospectus and
                                                Outside Front cover Page of
                                                Prospectus


   3.    Summary Information and Risk           Prospectus Summary;
         Factors                                High Risks Factors

   4.    Use of Proceeds                        Use of Proceeds

   5.    Determination of Offering Price        Prospectus Summary-
                                                Determination of
                                                Offering Price; High
                                                Risk Factors

   6.    Dilution                               Dilution

   7.    Selling Security Holders               Selling Security Holders

   8.    Plan of Distribution                   Plan of Distribution

   9.    Legal Proceedings                      Legal Proceedings

  10.    Directors, executive Officers,         Management
         Promoters and Control Persons

  11.    Security Ownership of Certain          Principal Stockholders
         Beneficial Owners and Management

PART I   INFORMATION REQUIRED IN PROSPECTUS      CAPTION IN PROSPECTUS

  12.    Description of Securities              Description of Securities

  13.    Interest of Named Experts and          Legal Opinions; Experts
                                                Counsel

  14.    Disclosure of Commission Position      Statement as to Indemnification
         on Indemnification                     for Securities Act Liabilities

  15.    Organization Within Last               Management, Certain
         Five Years                             Transactions

  16.    Description of Business                Business


  17.    Management's Discussion and            Management's Discussion
         and Analysis or Plan of                and Analysis
         Operation

  18.    Description of Property                Property

  19.    Certain Relationships and Related      Certain Relationships and
         Transactions                           Related Transactions

  20.    Market for Common Stock and            Prospectus Summary
         Related Stockholder Matters            Market for Registrant's
                                                Common Stock and Related
                                                Stockholders Matters;
                                                Shares Eligible for
                                                Future Sale.

  21.    Executive Compensation                 Executive Compensation

  22.    Financial Statements                   Financials Statements

  23.    Changes in and Disagreements           Not Applicable
         with Accountants on Accounting
         and Financial Disclosure

                   A MINIMUM OFFERING OF 500,000 AND A MAXIMUM
                  OFFERING OF 1,500,000 SHARES OF COMMON STOCK

                          ULTRAMED INTERNATIONAL, INC.

         UltraMed International, Inc., a New Jersey Corporation ("UltraMed" "we" or "us") is offering a minimum of 500,000 and a maximum of 1,500,000 shares of common stock. Prior to this offering, there has been no public market for the Securities, and there can be no assurance that such a market will develop or be sustained .

         This offering also relates to 1,492,500 shares being offered by selling security holders

         WE URGE YOU TO READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE ______ ALONG WITH THIS PROSPECTUS BEFORE YOU MAKE YOUR INVESTMENT DECISION.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                   Per Share   Total Minimum (1)(2)  Total Maximum (1)(2)

Initial Public
offering price       $1.00       $500,000                $1,500,000

Underwriting
discounts            $ .10       $ 50,000                $  150,000

Proceeds             $ .90       $450,000                $1,350,000

         (1) The shares are being offered to the public on a best efforts all or none basis as to the minimum offering, and on a best efforts basis as to the remaining 1,000,000 shares.

         (2) These shares are being offered by management of UltraMed. However, UltraMed may utilize the services of registered broker-dealers.


                          ULTRAMED INTERNATIONAL, INC.
                      THE DATE OF THIS PROSPECTUS IS , 2000

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

UltraMed International, Inc.

UltraMed is a development stage company which was formed to further develop a technology to detoxify opiate addicted patients at a more rapid pace than currently existing protocol. UltraMed intends to market this technology to both opiate addicted and medical communities.

         The principal offices of UltraMed are located at 1580 Lemoine Avenue, Fort Lee, New Jersey. Our phone number is 201-592-0634.

The Offering

Securities Offered.........................   1,500,000
Shares of Common stock.

Shares of common stock
Outstanding before offering................   7,592,500

Shares of common stock
 Outstanding after the minimum offering....   8,092,500

Shares of common stock
 Outstanding after the maximum offering....   9,092,500

Risk Factors

         The securities offered hereby are highly speculative and involve a high degree of risk. Carefully review and consider the factors set forth under "Risk Factors" as well as all other information contained herein.

Use of Proceeds

         The net proceeds from this offering, estimated to be approximately $450,000 if the minimum offering is sold, and $1,350,000 if the maximum offering is sold, will be applied towards research and development, implementation of strategic alliances and working capital.

TABLE OF CONTENTS                                                       PAGE

Prospectus Summary

Selected Financial Data

Risks Factors

Use of Proceeds

Capitalization

Dilution

Management's Discussion and
Analysis of Financial Condition

Business

Management

Principal Shareholders

Description of Securities

Shares  Eligible for Future Sale

Selling Security Holders

Legal Matters

Experts

Index to Financial Statements

                                  RISK FACTORS

We have limited operating history; We anticipate future losses.

         UltraMed was incorporated on August 25, 1999 pursuant to the laws of the State of New Jersey. UltraMed amended its Articles of Incorporation on July 27, 2000 to increase the authorized capitalization to 48,000,000 shares of common stock, no par value and 2,000,000 shares of preferred stock no par value.

         UltraMed has generated limited revenues since its incorporation, having devoted its efforts to various organizational activities including efforts to negotiate contracts with the University of Illinois at Chicago; Hospital Fajarda, Puerto Rico; Brotman and/or Centinella, Hospitals Los Angeles, California and conducting two private placements to raise gross proceeds of $415,000. UltraMed has continued to complete a limited number of procedures at Pascack Valley Hospital, New Jersey.

         As of July 31, 2000 UltraMed had accumulated a net deficit of $284,765, and we anticipate incurring net losses for the foreseeable future. The extent of these losses will depend in part on our ability to enter into and implement contracts and successfully market our procedure. We expect operating expenses to increase in the areas of marketing and advertising and as a result, we will specifically need to commence operations and generate revenues, and to offer services at competitive prices if profitability is to be achieved.

We depend on key personnel, the loss of whom could have a material adverse effect on our business.

         Our success will be substantially dependent on the performance of our executive officers, Dr. Bennett L. Oppenheim and Dr. Clifford Gevirtz. The loss of the services of any of the executive officers could have a material adverse effect on our business, results of operations and financial condition. Competition for senior management, marketing personnel and other employees is intense, and there can be no assurance that we will be successful in attracting and retaining such personnel. Failure to successfully manage our personnel requirements would have a material adverse effect on our business, results and financial operations and financial condition. Currently there is no Key-Person life insurance on any of the executive officers. UltraMed has entered into employment agreements with Dr. Bennett L. Oppenheim and Dr. Clifford Gevirtz. Payments pursuant to the employment agreement with Dr. Clifford Gevirtz has been deferred until sixty (60) days after this offering has been declared effective by the United States Securities and Exchange Commission.


Resale may be difficult

         Prior to this offering, there has been no public market for our common stock or other securities. The initial price of the public offering of our common stock has been arbitrarily determined by UltraMed and is not necessarily related to our assets, book value, results of operations, or any other established criteria of value. There can be no assurance that an active trading market for our common stock will develop, or be sustained if developed following the closing of the offering.

The price of shares has been arbitrarily determined.

         The initial offering price has been arbitrarily determined by UltraMed and bears no relationship whatsoever to our assets, earnings, book value or any other objective standard of value. Among the factors considered are lack of operating history of UltraMed, the proceeds to be raised by the offering, the amount of capital to be contributed by the public in proportion to the amount of stock to be retained by present stockholders, the relative requirements, and the current market conditions in the over-the-counter market.

Most of our outstanding shares are restricted.

         Upon completion of this offering, UltraMed will have outstanding 9,092,500, shares of common stock. Of the 9,092,500 issued and outstanding shares of common stock, approximately 6,100,000 shares may be deemed "restricted shares." The restricted shares were issued by UltraMed in private transactions in reliance upon one or more exemptions contained in the Securities Act of 1933. Restricted securities may, in the future, be sold in compliance with Rule 144 under the Securities Act of 1933, as amended. 1,492,500 shares of restricted stock are being registered in this registration statement by selling shareholders.

         Rule 144 provides that a person holding restricted securities for a period of one year may sell in brokerage transactions an amount equal to 1% of our outstanding common stock every three months. A person who is a "non-affiliate" of UltraMed and who has held restricted securities for over two years is not subject to the aforesaid volume limitations as long as the other conditions of the Rule are met. Possible or actual sales of common stock by certain of the present stockholders under Rule 144 may, in the future, have a depressive effect on the price of the common stock in any market which may develop for such shares. Such shares would be eligible for sale within one year under Rule 144, subject to certain volume restrictions and other conditions imposed thereby commencing in January 2001.

Our management will have broad discretion to allocate offering proceeds.

         Although UltraMed has generally provided for the use of the proceeds from this offering, as of the date of this prospectus, we cannot specify with certainty the amount of the net proceeds of the offering which will be allocated for each purpose. Accordingly, UltraMed's management will have broad discretion in the application of the net proceeds. Holders of UltraMed securities may not agree with the allocation of the proceeds of this offering.

We may need, and may be unable to obtain, additional financing.

         We anticipate that if this entire offering is sold we will have sufficient capital to meet our needs for working capital and capital expenditures for at least the next 12 months. After 12 months we may need to raise additional funds through a private or public offering of securities for research and development and/or marketing. If additional funds are raised through the issuance of equity or debt securities, the new holders may have preferences or privileges senior to those of the rights of UltraMed's securities. There can be no assurance that additional capital will be available or available on acceptable terms. UltraMed may not be able to fund its future operations, adequately promote its procedures, develop or enhance services or respond to competitive pressures. Any such inability could have a material adverse effect on the business, results of operations and financial condition.

Inside shareholders will continue to control UltraMed after this offering.

         Prior to this offering, inside shareholders, including management of UltraMed owned 83.07 % of outstanding UltraMed common stock. After this offering, inside shareholders will own 69.36 % of the outstanding UltraMed common stock. As a result, these insiders will continue to control the company, and will continue to be able to elect all of UltraMed's directors, appoint its officers and control UltraMed's affairs and operations. UltraMed's articles of incorporation do not provide for cumulative voting.

                                 USE OF PROCEEDS

         The net proceeds that it will receive from the sale of the minimum and maximum offering is estimated to be approximately $450,000 and $1,350,000 respectively after deducting estimated offering expenses.

We intended to apply these net proceeds as follows:

                                          MINIMUM OFFERING      MAXIMUM OFFERING

Opening facility at the
University of Illinois, Chicago (1)          $ 25,000              $100,000

Opening the facility in
California (1)                               $ 75,000              $150,000

Opening the facility in
Puerto Rico       (1)                        $ 10,000              $ 50,000

Marketing                                    $100,000              $400,000

Research and Development                     $ 50,000              $150,000

Working capital                              $190,000              $500,000

Total                                        $450,000            $1,350,000
--------------------
(1) Includes local and regional marketing

Capitalization

         The following tables sets forth the capitalization at July 31, 2000 on an actual basis and as adjusted to give effect to the sale of a minimum of 500,000 shares of common stock and a maximum of 1,500,000 shares of common stock at an initial public offering price of $1.00 per share and receipt of the net proceeds. This table should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus.

                                       ACTUAL        AS ADJUSTED
                                       ------        -----------

Short-Term Debt:                     $ 11,824           11,824
Long-Term Debt:                       282,500           50,000
Stockholders' equity:
Common stock, no par value, 48,000,000 shares Authorized (actual and pro forma) and 7,200,000 Authorized (as adjusted):
                                      143,110          373,110
7,200,000 shares issued and outstanding (actual)
8,700,000 shares issued and outstanding (as adjusted)
Preferred stock, no par value, 2,000,000 authorized
                                            0                0
Accumulated deficit                  (284,765)        (284,765)
Total stockholders' equity (deficit) (141,655)          88,345
                                    ---------        ---------
Total Capitalization                $(143,110)       $  88,345
                                    ---------        ---------

DILUTION

         As of July 31, 2000, UltraMed had a net tangible book value of $(284,765)or approximately $( .04) per share of common stock. Net tangible book value per share is equal to UltraMed's tangible assets less its total liabilities, divided by the number of shares of common stock outstanding on such date. After giving effect to the sale of between 500,000 and 1,500,000 shares of common stock and the receipt of the estimated nets proceeds after the deduction of fees, the proforma net tangible book value as of July 31, 2000, would be $215,235 for the minimum offering and $1,215,235 for the maximum offering.

         This represents an immediate increase in net tangible book value of $.028 per common share in the minimum offering and $.1396 in the maximum offering to the existing shareholders, and an immediate dilution of $ .97 to $.86 share of common stock to the new investors.

         The following illustrates the per share dilution:

Assumed initial offering price is $1.00
Net tangible book value per share in the minimum offering. ...$.028    (1)
Net tangible book value per share in the maximum offering.....$.1396   (1)
Increase attributable to new investor                                  (1)
Adjusted net tangible book value minimum offering.............$.07     (1)
Adjusted net tangible book value maximum offering.............$.18     (1)
Dilution per share to new investors after minimum offering....$.97     (1)
Dilution per share to new investors after maximum offering....$.86     (1)
Dilution as a percentage of offering price after minimum offering 97% (1) Dilution as a percentage of offering price after maximum offering 86% (1)





1. As of August 21,2000, all convertible note holders converted their notes into common stock and an additional 120,000 shares of common stock were issued for work, labor, and services.

         The following table sets forth on a proforma basis as of July 31,2000, including the offering.

                    SHARES PURCHASED      %     TOTAL            %     AVERAGE
                    NUMBER                      CONSIDERATION          PRICE
                                                AMOUNT                 PER SHARE

------------------- ----------------- --------- ------------- -------- ---------
Existing
Shareholders(1)
                       7,592,500         83.5%   $  425,610     22%       $.06
------------------- ----------------- --------- ------------- -------- ---------

------------------- ----------------- --------- ------------- -------- ---------
New Investors
maximum offering

                       1,500,000         16.5%   $1,500,000     88%      $1.00
------------------- ----------------- --------- ------------- -------- ---------

------------------- ----------------- --------- ------------- -------- ---------

(1) Includes 6,100,000 shares purchased by Dr. Bennett Oppenheim, a director of UltraMed, at $.0001 per shares.

                              PLAN OF DISTRIBUTION

UltraMed is offering the right to subscribe to up to 1,500,000 shares of common stock at $1.00 per share.

UltraMed proposes to offer the shares directly on a best efforts, all or none basis as to the first 500,000 shares and a best efforts basis as to the remaining 1,000,000 shares. While we reserve the right to sell our securities through registered broker-dealers, we have no commitments to do so. In the event registered broker-dealer are engaged, we anticipate paying a commission of 10% of securities sold by such broker-dealers.

As of the date of this prospectus, no broker has been retained by the company in connection with the sale of securities being offered hereby. In the event a broker who may be deemed an underwriter is retained by UltraMed, an amendment to UltraMed's registration statement will be filed with the Securities and Exchange Commission.

There is no minimum or maximum purchase requirement. Subscription proceeds received by UltraMed shall be placed in an escrow account with Fleet Bank until the minimum offering is achieved, after which proceeds shall be released directly to UltraMed. If the minimum offering is not sold by the end of the offering period, or extended offering period if so extended, all escrowed proceeds shall be returned to investors.

           MANAGEMENTS' DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

         The following discussion and analysis provides information that we believe is relevant to an assessment and understanding of our results of operations and financial conditions for the year ended December 31, 1999 and the seven months ending July 31, 2000. The following discussion should be read in conjunction with the financial statements and related notes appearing elsewhere in this prospectus.

Overview

         Since beginning operations in September 1999, we have devoted substantially all of our resources to raising initial funds and acquiring certain technology for which a patent is pending. From inception to July 31, 2000, we have raised total equity capital of $142,500, and debt of $282,500. As of April 30, 2000 we had an accumulated deficit of $284,765. We have just started to receive revenues from sales of services. We expect to operate at a loss for the first six to twelve months as we incur increasing levels of expense to support growth and market our procedures.

         On August 21, 2000, all note holders converted their notes into equity.

         We believe that initial operating loss will not be indicative of future performance for the following reasons, among others:

-- The receipt of the proceeds of this offering and their use to fund our anticipated growth will materially change expense levels in all major categories and are expected to support substantial increases in revenues from operations; and

-- We are a development stage company and anticipate rapid increases in the number of cases performed and the number of medical facilities using our procedure.

         Although we expect substantial growth in both revenues and expenses, we anticipate that increase in expenses will occur. Also, while we are committed, at least in the short term, to substantial increases in expenses, we cannot guarantee that revenues will increase correspondingly. Like many companies attempting to build a new business, we expect that for at least the next year, and for an indeterminate period of time thereafter, we will follow a strategy of establishing market share by making expenditures for marketing and infrastructure development that exceed revenues.

         Commencing May 1, 2000 and ending July 31, 2000, UltraMed had revenues of $27,945, all derived from procedures preformed in Pascack Valley Hospital. We incurred total expense of $106,993. We have continued to fund operations primarily through the sale of notes.

         UltraMed has been approved by Fleet Bank for a four year line of credit of $48,000 at 3.25% above prime. As of July 31, 2000, UltraMed had not accessed the line of credit.

         Through an assignment or rights with two of its principals, UltraMed has the rights to market and apply certain technology for opiate detoxification and continued abstinence using proprietary procedures.

         We believe that the maximum proceeds of this offering will allow UltraMed to operate for a minimum of twelve months without raising additional capital. UltraMed intends to market its opiate detoxification procedure to different hospitals and medical institutions in the United States and internationally. In the event UltraMed is required to raise additional funds to finance its business activities it will do so either in the form of equity or debt financing.

                      Year Ended December 31, 1999           Four Months
                                                           Ended April 30,2000

Revenues                   $10,800                            $ 35,500

Cost of Sales              $     0                            $ 18,670

General and
administrative
expenses                   $12,102                            $ 221,243


Net (loss)                 $(1,302)                           $(204,415)

         Results of Operations. For the year ended December 31, 1999 , and the four months ended April 30, 2000, we had $10,800 and $35,500 in total revenues respectively, all of which were derived from procedures performed in Pascack Valley Hospital, New Jersey. We incurred total expenses of $227,661. Expenses consisted of $12,102 and $221,243, respectively of general and administrative expenses and $18,670 of treatment costs during the period ending April 30,2000. We have incurred start up costs of $242,017. We expect to expend approximately $450,000 during the next 12 months.

         Liquidity and Capital Resources. We have funded our operations primarily through the sale of common stock and notes. From inception through

July 31, 2000 we raised approximately $365,000 from sales of notes and common stock for cash. As of July 31, 2000, we had a total of $222,500 of outstanding notes. Additional notes of 50,000 were issued in August 2000. All notes have been converted into stock as of August 21, 2000. We have described the effect of this offering on our capital resources and our anticipated uses of those resources under "Use of Proceeds"on page eleven (11).

                                    BUSINESS

General

UltraMed is a biomedical company founded to market the technology of Anesthesiology Accelerated Opiate Detoxification or as it is more commonly known "Ultra Rapid Opiate Detoxification" which was brought to the United States from Israel by Dr. Bennett Oppenheim in 1996. UltraMed has further developed the technology to rapidly detoxify opiate addicted patients within hours. We believe this process will eliminate the grueling withdrawal symptoms associated with detoxification. Drs. Bennett Oppenheim and Clifford Gevirtz have applied for a patent for a devise to assist relapse prevention within this technology and have assigned to UltraMed the rights of the patent pending for this technology.

Opiates are among the most highly addictive substances. These drugs consist of Heroin, Methadone, and all the narcotic prescription painkillers (e.g. Vicodin, Demerol, Morphine, Dilaudid, Percocet, Darvon, Fioricet, etc.).

Detoxification

The entire field of detoxification and substance abuse treatment is wide open for any new technology which significantly increases the success rate of opiate detoxification. Using anesthesia to bypass the grueling symptoms of withdrawal traditionally experienced during opiate detoxification, UltraMed's technology offers a solution to the serious problem of failure to successfully detoxify.

Traditional Detoxification, which usually take days, weeks or months is compressed into several hours using UltraMed's technology. The UltraMed protocol is designed to offer a safe and effective rapid detoxification. The patient should be able to immediately embark on a course of long-term rehabilitation without the fatigue, lowered motivation and lowered resistance to relapse commonly found using traditional detoxification treatments.

UltraMed has contracted with various doctors and hospitals to utilize the proprietary technology to implement "Ultra Rapid Opiate Detoxification". This is a technique whereby a patient addicted to opiates can be rapidly detoxified and medically prepared for immediate long-term rehabilitation. UltraMed believes this represents a medical breakthrough in the field of addiction treatment. While the patient is asleep in an intensive care unit hospital bed under light general anesthesia, a combination of FDA approved medications are administered by a board certified physician which serve to rapidly decrease the time period of detoxification. Compared to taking days to weeks- even months- to complete opiate detoxification using traditional methods, the patient is detoxified in three to six hours using Ultra Rapid Opiate detoxification. Instead of attempting to endure the continually grueling withdrawal symptoms that lead to failure the traditional way, the patient experiences the entire accelerated detoxification process while asleep under anesthesia. The entire withdrawal process is completed while the patient is asleep, resulting in the patient awakening with the narcotic stripped from his/her brain's opiate receptor sites, detoxified and ready for long-term rehabilitation. Using this technology, 24 hours after hospital admission, the patient is ready for discharge and long-term rehabilitation.

While Ultra Rapid Opiate Detoxification is not proprietary, UltraMed believes it is one of the few companies utilizing this technology. Additionally, Drs. Oppenheim and Gevirtz, have developed a supplemental device to help prevent relapse after Ultra Rapid Opiate Detoxification. Drs. Oppenheim and Gevirtz have developed patches to affix to the skin of the person undergoing detoxification. The patch releases a side-effect blocking sedative, a narcotic antagonist, a sedative and octapeptide into the skin. It is administered to the patient after detoxification during the acute and chronic phases of recovery that follow detoxification.

Intellectual Property

         Recovery and relapse prevention from opiate addiction consists of two separate and distinct phases, acute and chronic. Thus, after a patient has been detoxified by any standard protocol, the patient is first treated for acute withdrawal symptoms. UltraMed's transdermal patch consisting of side-effect blocking sedative, a narcotic antagonist, a sedative and octapeptide may be used to assist in this phase. This treatment would continue for approximately 7-10 days after detoxification. After the acute phase of recovery has been treated, the patient may be treated for chronic relapse prevention using Ultra Med's second patch containing a side-effect blocking sedative and narcotic antagonist. UltaMed recommends that the second patch be used up to six months following detoxification.

         UltraMed believes that these two patches provide a method for maintaining abstinence after detoxification of a patent treated for opiate addiction.

         On June 28, 2000, Drs. Gevirtz and Oppenheim applied for a patent for its transdermal patch to be utilized after detoxification. The purpose of this patch is to decrease or eliminate side effects during the acute and chronic phases following detoxification and to maintain abstinence after detoxification of a patient treated for opiate addiction. On June 27, 2000. Drs. Gevirtz and Oppenheim assigned all rights to this patent pending to UltraMed.

         A provisional patent application was filed April 4, 2000 and was supplemented by the June 28, 2000 patent application.

Anesthesiology Accelerated Opiate Detoxification

         Anesthesiology Accelerated Opiate Detoxification is a new medical process in the field of addiction treatment. UltraMed's technology is capable of detoxification from all opiates in less than six hours, with discharge from the hospital within 24 hours of admission.

         Anesthesiology Accelerated Opiate Detoxification is potentially open to any board certified physician/ anesthesiologist who possessed the training, experience and state-of-the-art hospital facilities to perform this procedure. While not a difficult procedure to perform, it does require specific training and knowledge of how to implement the various medical protocols appropriate for detoxification from either Heroin, Methadone or Narcotic Pain Medication. A handful of physicians and groups presently perform this technique both in-patient and outpatient throughout the United Sates.

Business Strategy

         UltraMed intends to aim its marketing strategy at three groups: the lay public; the referring professional community; and the opiate addicted population.

         UltraMed intends to emphasize the public benefits of Anesthesiology Accelerated Opiate Detoxification, and its part in achieving ultimate long-term rehabilitation.

         UltraMed intends to continue to do procedures at Pascack Valley Hospital and will receive remuneration from that, in addition thereto, they intend to train physicians in different hospitals and will receive remuneration for those physicians using the patented process of UltraMed and using the good will, advertising and publicity that UltraMed has and intends to promote. It is the intent of UltraMed that each hospital using their procedure will pay them a fee for the use of same.

         Dr. Oppenheim, Chief Executive Officer of UltraMed, has contacted the following persons/entities with regard to UltraMed conducting Anesthesiology Accelerated Opiate Detoxification:

         --    New Jersey Commissioner of Health and Senior Services
         --    New Jersey Commissioner of Commerce
         --    New York State Commissioner of Correction
         --    National Institute of Drug Addiction
         --    New York State Office of Alcohol and Substance Abuse Services

         UltraMed intends to advertise in newspapers and on the radio, and produce an infomercial describing UltraMed and its services. We also plan on enhancing our Website.

Competition

Competitors to UltraMed are those companies engaging in traditional methods of opiate detoxification including methadone replacement, along with the few companies that are attempting to compete using variations of anesthesiology accelerated detoxification technology or "Ultra Rapid Opiate Detoxification."

There are two (2) primary companies that provide Ultra Rapid Opiate Detoxification services using variations of UltraMed protocols. CITA Biomedical, Inc., based in California, provides referrals to several hospitals that implement UROD. NUTMEG Intensive Narcotic Detoxification, owned and operated by Dr. David Simon, from Tolland, Connecticut, also refers patients to hospitals implementing UROD. Neither of these companies possess the proprietary patent pending technology for maintaining relapse prevention following UROD that UltraMed possesses or has produced any published research demonstrating safety and long term recovery as has UltraMed's principles. Neither of the aforementioned companies uses professionally licensed psychiatric clinical staff to screen candidates for treatment, which is the UltraMed method, generically endorsed by the American Society of Addiction Medicine in their May 9, 2000 public policy statement with regard to the use of Ultra Rapid treatment for addiction. CITA Biomedical charges $8,000 for UROD, while Nutmeg charges between $4,000 and $6,000 for UROD without any known psychiatric relapse prevention, monitoring or published outcome studies. Although these companies have patents, UltraMed intellectual properties attorneys assured UltraMed that they will not be infringing upon those patents.

Traditional treatments for opiate dependency consist of either conventional detoxification or methadone substitution. Methadone substitution costs approximately $8,000 for the first year of treatment, with additional costs incurred at the average rate of approximately $2,000-$3,000 per year. Thus, the average cost of methadone treatment usually exceeds $30,000 with an average length of treatment exceeding ten (10) years. Methadone detoxification succeeds at a rate of less than 20%. Traditional detoxification programs consist of long term treatment centers such as Betty Ford. These centers use a stay of over three (3) weeks and have moderate success rates with regard to successful detoxification from opiates. The cost of these types of treatments exceeds $25,000. Most "cold turkey" detoxification, have success rates of less than 5%. In comparison, UltraMed's method results in high success rate, with the majority of patients remaining abstinent from opiates when measured over six months following treatment.


Employees

         As of July 31, 2000, UltraMed had two employees: Dr. Bennett Oppenheim, and Dr. Clifford Gevirtz. Dr. Gevirtz has deferred all compensation Until sixty
(60) days after this offering has been declared effective by the United States Securities and Exchange Commission. Ms. Ginger Oppenheim has been working as an independent contractor. We intend to hire additional personnel upon completing this offering.

Facilities

         The company's headquarters are presently based in Dr. Oppenheim's offices located at 1580 Lemoine Avenue, Suite 8, Fort Lee, New Jersey 07024, at $2,300 per month as of September 1, 2000. It was previously $1,500 per month.

MANAGEMENT


Executive Officers and Directors

         The executive officers, directors and key employees of UltraMed and their respective ages as of June 30, 2000, are as follows:

     NAME                            AGE               POSITION

Christopher J. Davey                 27              President, Director

Ginger Oppenheim                     41              Secretary, Director

Josh Nabozny                         44              Director


Roger Davey                          54              Treasurer, Director

Clifford M.Gevirtz M.D.              44              Chief Medical Officer,
                                                     Director

Marc Kassman                         26              Director

Bennett L. Oppenheim                 44              CEO, Director

Christopher Davey, has been a director of UltraMed since March, 2000 and its president since July 14, 2000. He has been a manager of Global Consultants, New York since March 2000. He has been a principal of Global Integrated Business Solutions, a warrant holder of UltraMed, since March 2000. He graduated from Deakin University, Australia majoring in Marketing and Management in June 1999, obtaining a Bachelor of Commerce degree during which time he worked with Canterbury Mint Pty., Ltd, Australia as a financial advisor. Mr. Davey is the son of Roger C. Davey, Treasurer and a director of UltraMed.

Ginger Oppenheim, has been Secretary and a director of UltraMed since March 2000. Since 1985, she has been the Office Manager of Behavioral Counseling Associates, a Psychology Consulting company located in New Jersey, a practice owned by her husband, Dr. Bennett L. Oppenheim. Ms. Oppenheim received her Bachelor of Science degree from Brooklyn College. She is the wife of Dr. Bennett Oppenheim, President and a director of UltraMed. She is the sister of Marc Kassman, a director of UltraMed.

Joshua Nabozny, has been a director of UltraMed since March 2000. Mr. Nabozny is currently Director of eCommerce for Merrill Lynch where he has been employed since March 1999. He was Senior Vice President and Chief Technology Officer for Reuters-Reality Online Inc. from June 1998 to March 1999. He served as Senior Vice President and Director of Corporate Architecture, Technology and Services with PaineWebber from January 1997 through June 1998. Prior to this Position at PaineWebber he was a Corporate Vice President from the time he started in 1991.

Roger C. Davey, has been Treasurer and a director of UltraMed since March 2000. Since January 2000, he has been president of Iron Reduction Technologies, now known as Energen Global, Inc. a corporation in the energy field. From 1992 to January 2000, Mr. Davey was an owner and director of Perigrine Corporate Limited, a licenced securities dealer in Australia. He has served as a director of McIntosh Risk Management Ltd., now Merrill Lynch and he was a director of Bain Refco Commodities Ltd, owned by Deutsche Bank, Australia. Mr. Davey is a graduate of Wesley College in Australia and Monash University of Australia. He is the father of Christopher Davey, President and a director of UltraMed.

Clifford Gevirtz, M.D. , has been a director of UltraMed since March 2000. From 1994 to 1999 he was Clinical Director of Anesthesiology at New York Medical College, Vahalla, New York. He is currently Chief of Anesthesiology for the Bronx NY Veterans' Administration and Associate Professor of Anestesiology at Mount Sinai Medical Center, NY. Dr. Gevirtz received his Bachelor of Arts degree from the University of Rochester, his Masters in Public Health from Tulane University and his Medical Doctor degree from Tulane University School of Medicine.

Marc Kassman, has been a director of UltraMed since March 2000. He has been the pharmacy manager of Great Neck Chemists since March 1999. He is head of the long-term care division, specializing in pain management, and infusion therapies. From 1998 to 1999, he was an independent consultant for Great Neck Chemists, Great Neck, New York. From 1997 to 1999, Marc was Staff Pharmacist for Belle Harbor Chemists, Belle Harbor, New York, and from 1997 to 1999, he was Staff Pharmacist for Stella's Pharmacy, Brooklyn, New York. Mr. Kassman graduated from St. John's University with a Bachelor of Science in Pharmacy in 1997. He is the brother of Ginger Oppenheim, director and Secretary of UltraMed.

Bennett L. Oppenheim, Ph.D., has been a director of UltraMed since incorporation. He was president of UltraMed from inception until July 14, 2000. From 1996 to 1999, he was a director of CITA, a Biomed company located in California. From 1984 to 1996, he was a private practice psychologist. From 1981 to 1985, Dr. Oppenheim worked for Hudson County, New Jersey as a mental health representative, where he was responsible for the county's administrative and clinical mental health requirements. Dr. Oppenheim received his Bachelor of Science degree from Brooklyn College, a Masters of Science from St. John's University, a Masters of Arts and Ph.D from Hofstra University. He is the husband of Ginger Oppenheim, Secretary and director of UltraMed.

                             EXECUTIVE COMPENSATION


Directors' Compensation

         Directors will be reimbursed for the expenses they actually incur in attending board meetings. Directors will not be paid a fee for their service or attendance at board meetings but may receive remuneration in the future. To date, directors have received no compensation.

Executive Officers' Compensation

         Dr. Bennett L. Oppenheim, President, has an employment agreement with UltraMed and shall receive an annual salary of $180,000. Dr. Gevirtz, Chief Medical Officer, has an employment agreement with UltraMed pursuant to which he shall receive $96,000 per year. Ginger Oppenheim works as an independant consultant receiving an average of $300 per week.


----------------------------- ----------------------- -----------------
Officer                       Year                    Salary
----------------------------- ----------------------- -----------------
Dr. Bennett L. Oppenheim      1999                           0
Chief Executive Officer       2000 (1)                $180,000
----------------------------- ----------------------- -----------------
----------------------------- ----------------------- -----------------
Dr. Clifford Gevirtz          1999                           0
Chief Medical Officer         2000 (2)                       0
----------------------------- ----------------------- -----------------
----------------------------- ----------------------- -----------------
Ginger Oppenheim              1999                           0
Secretary                     2000                     $15,000
----------------------------- ----------------------- -----------------

(1) Excludes $949.00 per month car allowance, and health insurance and car allowance at approximately $620, and $120 per month, respectively. (2) Dr. Gevirtz has deferred all compensation until sixty (60) days after UltraMed's registration statement has been declared effective by the United States Securities and Exchange Commission.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information known to UltraMed with respect to beneficial ownership of UltraMed's common stock as of July 31, 2000, and as adjusted for the sale of the securities offered by this prospectus, the number and percentage of outstanding shares of common stock beneficially owned by each person who beneficially owns:

         more than 5% of the outstanding shares of our common stock; each of our officers and directors; and all of our officers and directors as a group.

         Except as otherwise noted, the persons named in this table, based upon information provided by these persons, have sole voting and investment power with respect to all shares of common stock owned by them.


Name and                 Number of Shares   % Beneficially  % Beneficially   % Beneficially
Address of                 Beneficially      Owned Before      Owned After    Owned After
BENEFICIAL OWNER            OWNED              OFFERING          MINIMUM        MAXIMUM
                                                                 OFFERING       OFFERING
-------------------------------------------------------------------------------------------

Bennett L.                  6,100,000(6)         80.3%            75.4%          67.1%
Oppenheim
38 Avalon Drive
Montville, NJ 07045

Global
Integrated
Business
Solutions                   1,100,000(1)         14.5%            13.6%         12.10%
125 Maiden Lane, 16th Floor
New York, NY 10038

Schonfeld & Weinstein, L.L.P.
63 Wall St, Ste. 1801         100,000(2)          1.3%             1.2%           1.1%
New York, NY 10005

Platinum
Consulting
Group                         300,000             4.0%             3.7%           3.3%
2915 Laceniga Bvd.
Beverly Hills, CA 90211(3)

Canterbury
Mint Pty, Ltd.
155 Cochrans Rd. Ceres        100,000(4)          1.3%             1.2%           1.1%
Victoria, Australia 3221


Canterbury Mint
SuperFund                     125,483             1.7%             1.6%           1.4%
155 Cochrans Rd. Ceres         shares(5)
Victoria, Australia 3221


(1) Global Integrated Business Solutions holds 1,100,000 common stock purchase warrants which may be exercised at $.10 per share until January 2005. The principals of Global Integrated Business Solutions are George Garcy and Christopher J. Davey, President of UltraMed.

(2) Schonfeld & Weinstein, L.L.P. holds 100,000 common stock purchase warrants exercisable at $.25 per share for a period of five years expiring May 2005.


                                       22


(3) Jerome Saitta is the principal of Platinum Consultants Group. Platinum holds 300,000 common stock purchase warrants exercisable at $.25 until May 2005.

(4) Roger Davey, Treasurer and a director of UltraMed, is a principal of Canterbury Mint Pty., Ltd. Caterbury Mint hold 100,000 common stock purchase warrants exercisable at $.25 per share until May 2005.

(5) Canterbury Mint SuperFund is a wholly a owned subsidiary of Canterbury Mint Pty. Ltd of which Roger Davey, Treasurer and a director of UltraMed, is a principal. Canterbury Mint SuperFund purchased 125,483 shares at $.13 per share.

(6) Dr. Oppenheim has entered into a lock up agreement pursuant to which he has agreed not to vote his shares for a period of two years from their date of issuance. Dr. Oppenheim is Chairman of the Board of Directors.

                            DESCRIPTION OF SECURITIES

         As of the date of this prospectus, our authorized capital stock consists of 48,000,000 number of shares of common stock with no par value and 2,000,000 shares of preferred stock no par value.

Common Stock

         As of July 31, 2000, there were 7,320,000 shares of common stock outstanding held of record by approximately 11 shareholders. There will be approximately 8,092,500 shares of common stock after the effect of the minimum offering of 500,000 shares of common stock and number of shares of common stock after the effect of the maximum offering of 1,500,000 shares of common stock. As of August 21, 2000, all note holders have converted their $272,500 of notes into common stock.

         Holders of common stock are entitled to one vote, there is no preferred stock issued or outstanding.

Warrants

         There are currently 1,600,000 common stock purchase warrants issued and outstanding. Series A warrants may be exercised at $.10 per share for a five year period commencing in January 2000, their date of issuance. Series B Warrants may be exercised at $.25 per shares for a five year period commencing in May 2000.

Convertible Notes

         As of July 31, 2000, UltraMed had $222,500 convertible notes Outstanding. A further 50,000 convertible notes were sold in August. All have been converted as of August 21, 2000. These notes accrue interest at a rate of 9% per annum, payable semi-annually. The common stock that underlines these convertible notes is being registered herein by selling security holders.

Transfer Agent

         Transfer Online will serve as the Transfer Agent for the common stock.

Determination of offering price

         The offering price of the common stock has been arbitrarily determined by UltraMed. This price bears no relation to our assets, book value, or any other customary investment criteria, including our prior operating history. Among factors we considered in determining the offering price were estimates of UltraMed's business potential, our financial resources, the amount of equity and control desired to be retained by the present shareholders, the amount of dilution to public investors and the general condition of the securities markets.

Escrow Agent

Fleet Bank will serve as UltraMed's escrow agent in this offering.


                         SHARES ELIGIBLE FOR FUTURE SALE

         Prior to this offering there has been no market for UltraMed's securities. Future sales of substantial amounts of common stock or warrants in the public market could adversely affect market prices prevailing from time to time.

         Upon completion of the minimum offering, UltraMed will have outstanding an aggregate of 8,092,500 shares of common stock. In addition to the 500,000 and 1,500,000 shares being offered in the minimum and maximum offerings, respectively, shareholders of UltraMed are registering 1,492,500 of common stock. Upon completion of the maximum offering, UltraMed will have outstanding an aggregate of 9,092,500 shares of common stock. 2,992,500 of these shares will be freely tradable without restriction or further registration under the Securities Act (except for any shares purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act) The remaining 6,100,000 shares are shares of restricted stock, as that term is defined in Rule 144 promulgated under the Securities Act. Restricted stock may be sold in public market only if registered or if it qualifies for an exemption from registration.

         In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year (including the holding period of any prior owner except an affiliate) would be entitled to sell within any three month period a number of shares that does not exceed the greater of: (i) one percent of the number of share of common stock then outstanding; or (ii) the average weekly trading volume of the common stock during the four calender weeks preceding the filing of a notice on Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about UltraMed. Under Rule 144(k), a person who is not deemed to have been an Affiliate of UltraMed at any time during the 90 days preceding a sale, and who has beneficially owned the share proposed to be sold for at least two years (including the holding period of any prior owner except for an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144; therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering.

                                  LEGAL MATTERS

         The validity of the securities offered hereby will be passed upon for UltraMed by its counsel, Schonfeld & Weinstein, L.L.P., 63 Wall Street, Suite 1801, New York, New York 10005.

                                     EXPERTS


         The balance sheet as of December 31, 1999 and July 31, 2000, and the statement of operations, stockholders' deficit, and cash flows for the four months then ended, have been audited by Randall Rogg, independent certified public accountant, as set forth in his report thereon appearing elsewhere herein and in registration statement, and are included in reliance upon such report given upon the authority of such report given upon the authority of such firm as an expert in accounting and auditing.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

From January 2000 to February 2000, UltraMed sold 1,100,000 shares of its common stock to 10 people at $.129454 per share subject to amending its certificate of incorporation. The sales were conducted pursuant to Section 4(2) of the Securities Act of 1933. In January 2000, UltraMed sold 1,100,000 common stock purchase warrants to Global Integrated Business Solutions. The warrants are exercisable at $.10 share until January 2005. In May 2000, UltaMed issued a total of 500,000 common stock purchase warrants to three persons. These warrants were sold for $.0001 per warrant and are exercisable for $.25 per share for five years.

Between March and August 15, 2000, UltraMed sold convertible notes to 22 people. These notes accrue interest at a rate of 9% per annum, payable semi-annually and can be converted into common stock at $ 1.00 per share for a five year period. A total of $272,500 notes were issued. All notes were converted into common stock as of August 21, 2000.

On April 2000, UltraMed entered into a financing agreement pursuant to which UltraMed borrowed $60,000. This loan accrued interest at 8% per annum, payable semi-annually. The loan is payable when UltraMed is capitalized at not less than $500,000 through the sale of equity securities.

         In June 2000, UltraMed entered into an agreement with Dr. Clifford Gevirtz, director and Dr. Bennett Oppenheim, CEO and director of UltraMed respectively pursuant to which Drs. Gevirtz and Oppenheim have agreed to transfer all their title and rights in certain patches to be used in Anesthesiology Accelerated Opiate Detoxification for which there is a patent pending.

         In August 2000, 120,000 shares of UltraMed were issued to two individuals for their work in negotiating with potential referral sources and hospitals. The two individuals are Richard Shanale, and Howard Effron, who were issued 50,000 and 70,000 shares respectively. Mr. Shanley and Mr. Effron have helped to establish referral sources on the West Coast of the United States and hospitals to complete the UltraMed procedures.

                            SELLING SECURITY HOLDERS

---------------------------- ----------------  -------------  -------------
SELLING SHAREHOLDERS         NUMBER OF SHARES  NUMBER OF      % OF CLASS
                             OF COMMON STOCK   SHARES BEING   AFTER MAXIMUM
                             AIRED             REGISTERED     OFFERING
---------------------------- ----------------  -------------  -------------
Canterbury Mint Super          125,483          125,483         1.40%
Fund (1)
---------------------------- --------------- ---------------  -------------
Penelope Judith Davey(2)        76,826           76,826          .8%
---------------------------- --------------- ---------------  -------------
David Lenigas                  160,055          160,055         1.8%
---------------------------- --------------- ---------------  -------------
Savannah Global Mining Ltd.     77,193           77,193          .8%
---------------------------- --------------- ---------------  -------------
Andrew Myer                    307,305          307,305         3.4%
---------------------------- --------------- ---------------  -------------
Jane Abbot                      80,949           80,949          .9%
---------------------------- --------------- ---------------  -------------
Maurie Blumenthall              35,852           35,852          .4%
---------------------------- --------------- ---------------  -------------
John Sheard/or nominee          81,951           81,951          .9%
---------------------------- --------------- ---------------  -------------
John Kunz                       77,193           77,193          .8%
---------------------------- --------------- ---------------  -------------
Loch Securities Pty Ltd.        77,193           77,193          .8%
---------------------------- --------------- ---------------  -------------
Nancy & Jay Goldman             10,000           10,000          .1%
---------------------------- --------------- ---------------  -------------
Steven Bellish                   8,500            8,500          .1%
---------------------------- --------------- ---------------  -------------
Brian Schochet                   5,000            5,000          .1%
---------------------------- --------------- ---------------  -------------
Attilio Luppino                 10,000           10,000          .1%
---------------------------- --------------- ---------------  -------------
Josh Nabozny(3)                 20,000           20,000          .2%
---------------------------- --------------- ---------------  -------------
Mitchell and Roni Katz            2,000           2,000         .02%
---------------------------- --------------- ---------------  -------------
Hal Mitlitsky                     6,000           6,000          .1%
---------------------------- --------------- ---------------  -------------
Neil Subes                       10,000          10,000          .1%
---------------------------- --------------- ---------------  -------------
Stan Greenwald                    3,500           3,500          .1%

---------------------------- --------------- ---------------  -------------
Barry Horowitz                    5,000            5,000         .1%
---------------------------- --------------- ---------------  -------------
Thomas Hudalko and
Nancy Fiumefreddo                 2,000            2,000        .02%
---------------------------- --------------- ---------------  -------------
Sherry Stein                      1,000            1,000        .01%
---------------------------- --------------- ---------------  -------------
Suzanna Monica Szalinski          2,000            2,000        .02%
---------------------------- --------------- ---------------  -------------
Gaethan Mark Cutri                5,000            5,000         .1%
---------------------------- --------------- ---------------  -------------
Dominic Cutri                    50,000           50,000         .5%
---------------------------- --------------- ---------------  -------------
Katie Peterson                    5,000            5,000         .1%
---------------------------- --------------- ---------------  -------------
John Stella                      10,000           10,000         .1%
---------------------------- --------------- ---------------  -------------
Frank Longo                      10,000           10,000         .1%
---------------------------- --------------- ---------------  -------------
Marc Kassman                      5,000            5,000         .1%
---------------------------- --------------- ---------------  -------------
Thirty S. Wacker Investor        50,000           50,000         .5%
Group, Inc.
---------------------------- --------------- ---------------  -------------
Sandra Traviati                  50,000           50,000         .5%
---------------------------- --------------- ---------------  -------------
Richard Davis CPA                 2,500            2,500        .02%
---------------------------- --------------- ---------------  -------------
Howard Effron                    70,000           70,000         .8%
---------------------------- --------------- ---------------  -------------
Richard Shanley                  50,000           50,000         .5%
---------------------------- --------------- ---------------  -------------
Total                         1,492,500
---------------------------- --------------- ---------------  -------------

(1) Canterbury Mint SuperFund is a wholly owned subsidiary of Canterbury Mint Pty. Ltd., of which Roger Davey, treasurer and a director of UltraMed is a principal.

(2) Penelope Judith Davey is the wife of Roger Davey, treasurer and a director of UltraMed, and father of Christopher Davey, president and a director of UltraMed.

(3) Josh Nabozny is a director of UltraMed.

(4) Marc Kassman is a director of UltraMed.





                             ADDITIONAL INFORMATION

         UltraMed has filed with the Commission a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended with respect to the Common Stock offered hereby as well as common stocks held by shareholders. This prospectus omits certain information contained in the registration statement and the exhibits thereto, as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities, reference is hereby made to the Registration Statement and such exhibits filed as a part thereof, which may be inspected, without charge, at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 75 Parl Place, 14th Floor, New York, NY 10007.

Copies of all or any portion of the Registration Statement may be obtained from the Public Reference Section of the Commission , upon payment of the prescribed fees. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Registration Statement. The address of the SEC's World Wide Web site is http://www.sec.gov.

         Statements contained in this prospectus as to the contents of any contract or other documents referred to herein are not necessarily complete and. In each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified is all respect by such reference.

         We are not currently a reporting company under the Securities and Exchange act of 1934, and therefore we have not filed any reports with the Securities and Exchange Commission. Upon completion of this offering we intend to register under the Securities Act, and will be requires to furnish to our security holders annual reports containing audited reports containing audited financial statements reported on by independent auditors, and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year by electronic delivery on our Web site at www.ultramedinternational.com.

RANDALL G. ROGG CPA
--------------------------------------------------------------------------------
                               260 LANSDOWNE AVENUE, CARLE PLACE, NEW YORK 11514
                                       PHONE # 516-338-6884   FAX # 516-334-3653





REPORT OF INDEPENDENT AUDITOR

To Shareholders and Board of Directors
UltraMed International Inc.

I have audited the accompanying balance sheets of UltraMed International Inc.
(a development stage Company) as of December 31, 1999 and April 30, 2000, and the related statements of operations, changes in stockholders' equity, and cash flows for each of the periods from August 25, 1999 (date of inception) to December 31, 1999 and January 1, 2000 to April 30, 2000. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of UltraMed International Inc.
(a development stage Company) as of December 31, 1999 and April 30, 2000 and the results of its operations, and its cash flows for each of the periods ended December 31, 1999 and April 30, 2000, and the period from August 25, l999 (date of inception) to April 30, 2000 on conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 the Company has been in the development stage since inception. Realization of the Company's assets is dependent upon the Company's ability to meet its future financing requirements, and the success of future operations. These factors raise substantial doubt about the Company's ability to continue as a going concern.





                                                 Randall G. Rogg
                                                 Certified Public Accountant

Carle Place, New York
August 13, 2000





                           UltraMed International Inc.
                          (A Development Stage Company)
                                  Balance Sheet
                    As of December 31, 1999 & April 30, 2000


                                                         12/31/99       4/30/00

                                     Assets


Cash & Cash Equivalents

   Cash & Cash Equivalents                               $       0     $  94,096
Prepaid expenses & Other current assets                          0        77,413
                                                         ---------    ---------
   Total Current Assets                                          0     $ 171,509
Equipment, Net                                                   0         2,422
                                                         ---------    ---------
    Total Assets                                         $       0    $ 173,931
                                                         =========    =========






                      Liabilities and Stockholders' Equity

Current liabilities:
Accounts Payable & Accrued Expenses                      $     692    $   6,538
                                                         ---------    ---------
Total current liabilities                                      692        6,538

Other long term liabilities                                      0      230,000
                                                         ---------    ---------

Total  liabilities                                             692      236,538
                                                         ---------    ---------

Stockholders' equity:
Common stock , no par value
   48,000,000 shares authorized,
   7,200,000 issued and outstanding
   additional paid in capital                                  610      143,110
Preferred stock 2,000,000 share authorized
Deficit accumulated during the
Development stage                                           (1,302)    (205,717)
                                                         ---------    ---------
Total Stockholder's equity:                                      0      (62,607)
                                                         ---------    ---------

Total liabilities and stockholders' equity               $      (0)   $ 173,931
                                                         =========    =========




     See the accompanying notes to the financial statements and audit report




                           UltraMed International Inc.
                           (Development Stage Company)


                            Statements of Operations
         For the Periods Ended December 31, 1999 and April 30, 2000 and
           the Period From Inception August 25, 1999 to April 30, 2000



                                       Period          Period         Inception
                                       Ended           Ended             to
                                    December 31,      April 30,       April 30
                                       1999             2000            2000
                                    ----------       ---------       ---------

Revenue                             $    10,800     $    35,500     $    46,300
Costs and expenses:
Cost of Treatments                            0          18,670          18,670

                                    -----------     -----------     -----------
Gross Profit                             10,800          16,830          27,630

General and Administrative               12,102         221,245         233,347
                                    -----------     -----------     -----------
   Net (loss)                       $    (1,302)       (204,415)       (205,717)
                                    ===========     ===========     ===========
Per share information:

 Weighted average number
 of common shares
 outstanding                          6,100,000       7,200,000       6,650,000
                                    ===========     ===========     ===========
 Basic (loss) per share             $     (.001)    $      (.03)    $      (.03)














     See the accompanying notes to the financial statements and audit report







                           UltraMed International Inc.
                          (A Development Stage Company)
                  Statement of Changes in Stockholders' Equity
            For the Period From (Inception) August 25, 1999, through
                                 April 30, 2000


                                                                    Deficit Accumulated
                                                                         During the
                                                    Common Stock    Development Stage      Total
                                            -----------------------------------------------------
                                               Shares        Amount
                                               ------        ------

Shares issued at inception
 for organization costs
 aggregating                                 6,100,000    $       610   $      --      $       610


Net (loss) for the period                         --             --          (1,302)           610
                                           -----------    -----------   -----------    -----------
Balance December 31,1999                     6,100,000            610        (1,302)           610

Net (loss) for the period                                                  (204,415)
Ended April 30, 2000                         1,100,000        142,500
                                           -----------    -----------   -----------    -----------
Balance April 30, 2000                      7,200,0000    $   143,110   $  (205,717)   $       610


Net (loss) for the period from inception
Aug. 25, 1999 through April
30, 2000                                                                $  (205,717)
                                           -----------    -----------   -----------    -----------
Balance April 30, 2000                       7,200,000    $   143,110   $  (205,717)   $       610
                                           ===========    ===========   ===========    ===========














       See accompanying notes to the financial statements and audit report








                           UltraMed International Inc.
                          (A Development Stage Company)
                            Statements of Cash Flows
            For the Period Ended December 31, 1999 and April 30, 2000
         And the period From Inception August 25, 1999 to April 30, 2000


                                                     Period      Period      Inception
                                                     Ended       Ended           to
                                                    Dec. 31,    April 30,     April 30,
                                                      1999       2000           2000
                                                   ----------  ----------   ----------

Cash Flows From Operating Activities:
  Net (loss)                                       $  (1,302)   $(204,415)   $(205,717)
Adjustments to reconcile net (loss)                       82           82
 to net cash provided by (used in)
 operating activities:
                                                         692      (71,567)     (70,875)
                                                   ---------    ---------    ---------
Net cash provided by (used in)
  operations                                            (610)    (275,900)    (276,501)
                                                   ---------    ---------    ---------
Cash flows from investing activities:
Net cash provided by (used in)
  investing activities                                   610      139,996      140,606
                                                   ---------    ---------    ---------
Cash flows from financing activities:
Net cash provided by (used in)
  financing activities                                  --        230,000      230,000
                                                   ---------    ---------    ---------
Net increase (decrease) in cash and
  cash equivalents                                      --         94,096       94,096
                                                   ---------    ---------    ---------
Beginning cash and cash equivalents                        0            0            0
                                                   ---------    ---------    ---------
Ending cash and cash equivalents                   $       0    $  94,096    $  94,096
                                                   =========    =========    =========

Supplemental disclosure of cash flow information:

 Cash paid for: Income taxes                       $    --      $     340    $     340
                Interest                           $    --      $    --      $    --

Supplemental schedule of non-cash
investing and financing activities:

 Common shares issued for organization
  costs                                            $     610    $    --      $     610





     See the accompanying notes to the financial statements and audit report

                           UltraMed International Inc.
                          (A Development Stage Company)
                          Notes to Financial Statements
                              As of April 30, 2000

Note 1. SIGNIFICANT ACCOUNTING POLICIES

A. Organization
UltraMed International, Inc. was incorporated on 8/25/99 in the State of New Jersey. The Company is engaged in providing drug detoxification treatment and counseling to opiate based drug addicts using state of the art medical techniques, that drastically speeds up the detoxification process. UltraMed International Inc., has several contracts with hospitals to provide facilities at a per patient rate. A summary of the Company's significant accounting policies follows:

         CASH:
         -----
For purposes of reporting cash flows, the Company includes all cash accounts not subject to withdrawal restrictions or penalties. Cash and cash equivalents consist of cash and other highly liquid debt instruments with an original maturity of less than three months.
Revenue recognition:
Revenues from services are recognized at the time the services are performed. Costs are recognized at the time the expense is incurred.

         ACCOUNTS RECEIVABLE:
         --------------------
The corporation does not extend credit to any patient all fees are paid in advance.

         DEPRECIATION:
         -------------
Property and equipment are depreciated using accelerated methods over the estimated useful lives of assets, which range from five to seven years.

         INCOME TAXES:
         -------------
The company currently had elected S corporation status at it's inception. Therefore it owed no federal and state corporation taxes. As of January 1, 2000 the company requested revocation of it's S corporation status. Termination would have occurred as of January 20, 2000 when a foreign shareholder acquired stock.

         NOTES PAYABLE AND FINANCING AGREEMENT:
         --------------------------------------
The company currently has $170,000 of notes payable paying 9% interest. These notes are convertible into shares of Ultramed International Inc. at $1 per share. In addition the company secured a financing agreement with Richard Shanley & Howard Effron for $60,000 at 8% to be paid upon the company receiving not less than $500,000 in gross proceeds from the sale of equity securities.

         NET LOSS PER SHARE:
         -------------------
Basic loss per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding for the period.

NOTE 2.  LEASE COMMITMENTS
The Corporation leases an automobile from Prestige Motors Inc. The monthly lease payments are $949.16 per month and expires on 1/31/2005. The Corporation also rents office space in Fort Lee, New Jersey on a month to month lease. Minimum payment obligations under non-cancelable operating leases with remaining lease terms in excess of one year at April 30, 2000 are as follows:

                            2000              $   7,593
                            2001                 11,390
                            2002                 11,390
                            2003                 11,390
                            2004                 11,390
                            2005                  1,898
                                             ----------
                                              $  55,051

                        See the accompanying audit report

                           UltraMed International Inc.
                          (A Development Stage Company)
                          Notes to Financial Statements
                              As of April 30, 2000





NOTE 3  BANK LOANS

UltraMed International Inc. has been approved by Fleet Bank for a four year Express Line of Credit of $48,000 at 3.25% above prime. The Company has not accessed the line of credit and has no immediate plans to do so. .


NOTE 4. GOING CONCERN CONSIDERATION

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplates the continuation of the Company as a going concern.

As discussed in Note 1 the Company is in the development stage and the realization of its assets is dependent upon its ability to meet its future financing requirements, and the success of its future operations.

Management plans include obtaining additional equity financing to provide the opportunity for the company to continue as a going concern.



NOTE 5 STOCKHOLDERS' EQUITY

At inception the Company issued 2,500 shares, which were recapitalized as 48,000,000 common shares and 2,000,000 preferred shares. 6,100,000 shares of its shares with no par value common stock was issued to the officer as reimbursement of organization costs paid by the officer. Fair value used for this transaction of $610 During the period ending April 30, 2000, an additional 1,100,000 shares were purchased at $0.129545 per share, by various investors.













                        See the accompanying audit report

RANDALL G. ROGG CPA
--------------------------------------------------------------------------------
                               260 LANSDOWNE AVENUE, CARLE PLACE, NEW YORK 11514
                                       PHONE # 516-338-6884   FAX # 516-334-3653





COMPILATION REPORT OF ACCOUNTANT

To Shareholders and Board of Directors
UltraMed International Inc.

I have compiled the accompanying balance sheet of UltraMed International Inc as of April 30, 2000 and July 31, 2000 and the related statement of income, change in stockholders' equity and cash flows from inception and three month period respectfully then ended, in accordance with standards established by the American Institute of Certified Public Accountants.

A compilation is limited to presenting in the form of financial statement information that is the representation of management. I have not audited or reviewed the accompanying financial statements and that accordingly I do not express an opinion or any other form of assurance on them.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 the Company has been in the development stage since inception. Realization of the Company's assets is dependent upon the Company's ability to meet its future financing requirements, and the success of future operations. These factors raise substantial doubt about the Company's ability to continue as a going concern.












                                                 Randall G. Rogg
                                                 Certified Public Accountant

Carle Place, New York
August 13, 2000

                           UltraMed International Inc.
                          (A Development Stage Company)
                                  Balance Sheet
                      As of April 30, 2000 & July 31, 2000


                                                       04/30/00     07/31/00

                                     Assets


Cash & Cash Equivalents

   Cash & Cash Equivalents                            $  94,096    $  71,337
Prepaid expenses & Other current assets                  77,413       78,953
                                                      ---------    ---------
   Total Current Assets                                 162,561      150,290

Equipment, Net                                            2,422        2,379
                                                      ---------    ---------
    Total Assets                                      $ 173,931    $ 152,669
                                                      =========    =========






                      Liabilities and Stockholders' Equity

Current liabilities:
Accounts Payable & Accrued Expenses                   $   6,538    $  11,824
                                                      ---------    ---------
Total current liabilities                                 6,538       11,824

Other long term liabilities                             230,000      282,500
                                                      ---------    ---------

Total  liabilities                                      236,538      294,324
                                                      ---------    ---------

Stockholders' equity:
Common stock , no par value
   48,000,000 shares authorized,
   7,200,000 issued and outstanding
   additional paid in capital                           143,110      143,110
Preferred stock 2,000,000 authorized                          0            0
Deficit accumulated during the
Development stage                                      (205,717)    (284,765)
                                                      ---------    ---------

Total Stockholders' equity:                             (62,607)    (141,655)
                                                      ---------    ---------


Total liabilities and stockholders' equity            $ 173,931    $ 152,669
                                                      =========    =========




                    See the accompanying financial statements notes & accountant's compilation report








                           UltraMed International Inc.
                           (Development Stage Company)
                        Statements of Operations For the
             Periods Ended As of April 30, 2000 & July 31, 2000 and
           the Period From Inception August 25, 1999 to July 31, 2000



                                       Period         Period        Inception
                                       Ended          Ended             to
                                      April 30,      July 31,        July 31,
                                        2000           2000            2000
                                    ----------      -----------     -----------

Revenue                             $    46,300     $    27,945     $    74,245
Costs and expenses:
Less:Cost of Treatments                  18,670           5,300          23,970
                                    -----------     -----------     -----------
Gross Profit                             27,630          22,645          50,275

General and Administrative              233,347         101,693         335,040
                                    -----------     -----------     -----------
   Net (loss)                       $  (205,717)    $   (79,048)    $  (284,765)
                                    ===========     ===========     ===========
Per share information:
Weighted average number
 of common shares
 outstanding                          6,550,000       7,200,000       6,712,500
                                    ===========     ===========     ===========
 Basic (loss) per share             $      (.03)    $      (.01)    $      (.04)











                    See the accompanying financial statements notes & accountant's compilation report





                           UltraMed International Inc.
                          (A Development Stage Company)
                  Statement of Changes in Stockholders' Equity
            For the Period From (Inception) August 25, 1999, through
                                  July 31, 2000


                                                    Deficit Accumulated
                                                        During the
                                Common Stock         Development Stage   Total
                              ----------------      -------------------  -----
                              Shares    Amount
                              ------    ------

Shares issued at inception
 for organization costs
 aggregating                6,100,000    $   610        $    -        $     610


Net (loss) for the period   1,100,000   $142,500         (204,415)          610
                            ---------   --------         ---------    ---------
Balance April 30,2000       7,200,000    143,110          (204,415)         610

Net (loss) for the period                                  (79,048)
Ended July 31, 2000
                            ---------   --------          ---------   ---------
Balance July 31, 2000                   $143,110          $(284,765)  $     610


Net (loss) for the period from inception
Aug. 25, 1999 through
July 31, 2000                                                         $(284,765)
                            ---------   --------         ----------   ---------
Balance July 31, 2000       7,200,000   $143,110         $ (284,765)  $     610
                            =========   ========         ==========   =========








                    See the accompanying financial statements notes & accountant's compilation report






                           UltraMed International Inc.
                          (A Development Stage Company)
                            Statements of Cash Flows
              For the Period Ended April 30, 2000 and July 31, 2000
       And the period From Inception August 25, 1999 through July 31, 2000




                                        Period       Period        Inception
                                        Ended        Ended           to
                                        April 30,    July 31,      July 31,
                                         2000         2000          2000
                                      ----------   ----------    ----------

Cash Flows From Operating Activities:
  Net (loss)                          $(205,717)    $(79,048)   $(284,765)
Adjustments to reconcile net (loss)          82           47          129
 to net cash provided by (used in)
 operating activities:
                                        (70,875)       3,742      (67,133)
                                      ----------   ----------   ----------
Net cash provided by (used in)
  operations                           (276,501)     (75,259)    (351,769)
                                      ----------   ----------   ----------
Cash flows from investing activities:
Net cash provided by (used in)
  investing activities                  140,606         0         140,606
                                      ----------   ----------   ----------
Cash flows from financing activities:
Net cash provided by (used in)
  financing activities                  230,000       52,500      282,500
                                      ----------   ----------   ----------
Net increase (decrease) in cash and
  cash equivalents                       94,096     (22,759)      71,337
                                      ----------   ----------   ----------
Beginning cash and cash equivalents           0       94,096           0
                                      ----------   ----------   ----------
Ending cash and cash equivalents      $  94,096      $71,337     $71,337
                                      ==========   ==========   ==========

Supplemental disclosure of cash flow information:

 Cash paid for: Income taxes          $   340      $  -          $     340
                Interest              $     -      $   0         $       0

Supplemental schedule of non-cash investing and financing activities:

 Common shares issued for organization
  costs                               $   610     $     -      $       610


                    See the accompanying financial statements notes & accountant's compilation report

                           UltraMed International Inc.
                          (A Development Stage Company)
                          Notes to Financial Statements
                               As of July 31, 2000

Note 1. SIGNIFICANT ACCOUNTING POLICIES

A. Organization
UltraMed International, Inc. was incorporated on 8/25/99 in the State of New Jersey. The Company is engaged in providing drug detoxification treatment and counseling to opiate based drug addicts using state of the art medical techniques, that drastically speeds up the detoxification process. UltraMed International Inc., has several contracts with hospitals to provide facilities at a per patient rate. A summary of the Company's significant accounting policies follows:

         CASH:
         -----
For purposes of reporting cash flows, the Company includes all cash accounts not subject to withdrawal restrictions or penalties. Cash and cash equivalents consist of cash and other highly liquid debt instruments with an original maturity of less than three months.

Revenue recognition:
Revenues from services are recognized at the time the services are performed. Costs are recognized at the time the expense is incurred.

         ACCOUNTS RECEIVABLE:
         --------------------
The corporation does not extend credit to any patient all fees are paid in advance.

         DEPRECIATION:
         -------------
Property and equipment are depreciated using accelerated methods over the estimated useful lives of assets, which range from five to seven years.

         INCOME TAXES:
         -------------
The company currently had elected S corporation status at it's inception. Therefore it owed no federal and state corporation taxes. As of January 1, 2000 the company requested revocation of it's S corporation status. Termination would have occurred as of January 20, 2000 when a foreign shareholder acquired stock.

         NOTES PAYABLE:
         --------------
The company currently has $222,500 of notes payable paying 9% interest. These notes are convertible into shares of Ultramed International Inc. at $1 per share. In addition the company secured a financing agreement with Richard Shanley & Howard Effron for $60,000 at 8% to be paid upon the company receiving not less than $500,000 in gross proceeds from the sale of equity securities.

         NET LOSS PER SHARE:
         -------------------
Basic loss per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding for the period.

NOTE 2.  LEASE COMMITMENTS
The Corporation leases an automobile from Prestige Motors Inc. The monthly lease payments are $949.16 per month and expires on 1/31/2005. The Corporation also rents office space in Fort Lee, New Jersey on a month to month lease. Minimum payment obligations under non-cancelable operating leases with remaining lease terms in excess of one year at July 31, 2000 are as follows:
                                            2000              $ 4,746
                                            2001               11,390
                                            2002               11,390
                                            2003               11,390
                                            2004               11,390
                                            2005                1,898
                                                             --------
                                                             $ 52,204

                    See the accompanying financial statements notes & accountant's compilation report

                           UltraMed International Inc.
                          (A Development Stage Company)
                          Notes to Financial Statements
                               As of July 31, 2000





NOTE 3  BANK LOANS

UltraMed International Inc. has been approved by Fleet Bank for a four year Express Line of Credit of $48,000 at 3.25% above prime. The Company has not accessed the line of credit and has no immediate plans to do so. .



NOTE 4. GOING CONCERN CONSIDERATION

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplates the continuation of the Company as a going concern.

As discussed in Note 1 the Company is in the development stage and the realization of its assets is dependent upon its ability to meet its future financing requirements, and the success of its future operations.

Management plans include obtaining additional equity financing to provide the opportunity for the company to continue as a going concern.



NOTE 5 STOCKHOLDERS' EQUITY

At inception the Company issued 2,500 shares, which were recapitalized as 50,0000,000 shares, of which 48,000,000 were common shares and 2,000,000 were preferred shares. 6,100,000 shares of its shares with no par value common stock was issued to the officer as reimbursement of organization costs paid by the officer. Fair value used for this transaction was $610. During the period ending April 30, 2000, an additional 1,100,000 shares were purchased at $0.129545 per share, by various investors












                    See the accompanying financial statements notes & accountant's compilation report

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24.     Indemnification of Directors and Officers

The New Jersey General Corporation Law, as amended, provides for the indemnification of the Company's officers, directors, corporate employees and agents under certain circumstances as follows:

INDEMNIFICATION OF OFFICERS, DIRECTORS AND EMPLOYEES;



(2) Any corporation organized for any purpose under any general or special law of this State shall have the power to indemnify a corporate agent against his expenses and liabilities in connection with any proceeding involving the corporate agent by reason of his being or having been such a corporate agent, other than a proceeding by or in the right of the corporation, if

(a) such corporate agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; and

(b) with respect to any criminal proceeding, such corporate agent had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that such corporate agent did not meet the applicable standards of conduct set forth in paragraphs 14A:3-5(2)(a) and 14A:3-5(2)(b).

(3) Any corporation organized for any purpose under any general or special law of this State shall have the power to indemnify a corporate agent against his expenses in connection with any proceeding by or in the right of the corporation to procure a judgment in its favor which involves the corporate agent by reason of his being or having been such corporate agent, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, in such proceeding no indemnification shall be provided in respect of any claim, issue or matter as to which such corporate agent shall have been adjudged to be liable to the corporation, unless and only to the extent that the Superior Court or the court in which such proceeding was brought shall determine upon application that despite the adjudication of liability, but in view of all circumstances of the case, such corporate agent is fairly and reasonably entitled to indemnity for such expenses as the Superior Court or such other court shall deem proper.

(4) Any corporation organized for any purpose under any general or special law of this State shall indemnify a corporate agent against expenses to the extent that such corporate agent has been successful on the merits or otherwise in any proceeding referred to in subsections 14A:3-5(2) and 14A:3-5(3) or in defense of any claim, issue or matter therein.

(5) Any indemnification under subsection 14A:3-5(2) and, unless ordered by a court, under subsection 14A:3-5(3) may be made by the corporation only as authorized in a specific case upon a determination that indemnification is proper in the circumstances because the corporate agent met the applicable standard of conduct set forth in subsection 14A:3-5(2) or subsection 14A:3-5(3). Unless otherwise provided in the certificate of incorporation or bylaws, such determination shall be made

(a) by the board of directors or a committee thereof, acting by a majority vote of a quorum consisting of directors who were not parties to or otherwise involved in the proceeding; or

(b) if such a quorum is not obtainable, or, even if obtainable and such quorum of the board of directors or committee by a majority vote of the disinterested directors so directs, by independent legal counsel, in a written opinion, such counsel to be designated by the board of directors; or

(c) by the shareholders if the certificate of incorporation or bylaws or a resolution of the board of directors or of the shareholders so directs. (6) Expenses incurred by a corporate agent in connection with a proceeding may be paid by the corporation in advance of the final disposition of the proceeding as authorized by the board of directors upon receipt of an undertaking by or on behalf of the corporate agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified as provided in this section.

(7) (a) If a corporation upon application of a corporate agent has failed or refused to provide indemnification as required under subsection 14A:3-5(4) or permitted under subsections 14A:3-5(2), 14A:3-5(3) and 14A:3-5(6), a corporate agent may apply to a court for an award of indemnification by the corporation, and such court

(i) may award indemnification to the extent authorized under subsections 14A:3-5(2) and 14A:3-5(3) and shall award indemnification to the extent required under subsection 14A:3-5(4), notwithstanding any contrary determination which may have been made under subsection 14A:3-5(5); and

(ii) may allow reasonable expenses to the extent authorized by, and subject to the provisions of, subsection 14A:3-5(6), if the court shall find that the corporate agent has by his pleadings or during the course of the proceeding raised genuine issues of fact or law.

(b) Application for such indemnification may be made



(i) in the civil action in which the expenses were or are to be incurred or other amounts were or are to be paid; or



(ii) to the Superior Court in a separate proceeding. If the application is for indemnification arising out of a civil action, it shall set forth reasonable cause for the failure to make application for such relief in the action or proceeding in which the expenses were or are to be incurred or other amounts were or are to be paid.

The application shall set forth the disposition of any previous application for indemnification and shall be made in such manner and form as may be required by the applicable rules of court or, in the absence thereof, by direction of the court to which it is made. Such application shall be upon notice to the corporation. The court may also direct that notice shall be given at the expense of the corporation to the shareholders and such other persons as it may designate in such manner as it may require.

(8) The indemnification and advancement of expenses provided by or granted pursuant to the other subsections of this section shall not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a corporate agent may be entitled under a certificate of incorporation, bylaw, agreement, vote of shareholders, or otherwise; provided that no indemnification shall be made to or on behalf of a corporate agent if a judgment or other final adjudication adverse to the corporate agent establishes that his acts or omissions (a) were in breach of his duty of loyalty to the corporation or its shareholders, as defined in subsection (3) of N.J.S. 14A:2-7, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the corporate agent of an improper personal benefit.

(9) Any corporation organized for any purpose under any general or special law of this State shall have the power to purchase and maintain insurance on behalf of any corporate agent against any expenses incurred in any proceeding and any liabilities asserted against him by reason of his being or having been a corporate agent, whether or not the corporation would have the power to indemnify him against such expenses and liabilities under the provisions of this section. The corporation may purchase such insurance from, or such insurance may be reinsured in whole or in part by, an insurer owned by or otherwise affiliated with the corporation, whether or not such insurer does business with other insureds.

(10) The powers granted by this section may be exercised by the corporation, notwithstanding the absence of any provision in its certificate of incorporation or bylaws authorizing the exercise of such powers.

(11) Except as required by subsection 14A:3-5(4), no indemnification shall be made or expenses advanced by a corporation under this section, and none shall be ordered by a court, if such action would be inconsistent with a provision of the certificate of incorporation, a bylaw, a resolution of the board of directors or of the shareholders, an agreement or other proper corporate action, in effect at the time of the accrual of the alleged cause of action asserted in the proceeding, which prohibits, limits or otherwise conditions the exercise of indemnification powers by the corporation or the rights of indemnification to which a corporate agent may be entitled.

(12) This section does not limit a corporation's power to pay or reimburse expenses incurred by a corporate agent in connection with the corporate agent's appearance as a witness in a proceeding at a time when the corporate agent has not been made a party to the proceeding.



Item 25.  Expenses of Issuance and Distribution

     The other expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are estimated as follows:


          Escrow Fee....................................$ 1,000.00
           Securities and Exchange Commission
           Registration Fee.............................$   396.00
          Legal Fees....................................$ 7,500.00
          Accounting Fees...............................$ 3,500.00
          Printing and Engraving....................... $ 1,500.00
          Blue Sky Qualification Fees and Expenses......$ 3,000.00
          Miscellaneous.................................$ 2,000.00
          Transfer Agent Fee............................$ 2,000.00

TOTAL...................................................$19,396.00


Item 26.  Recent Sales of Unregistered Securities

         On January 15, 2000, UltraMed issued a total of 1,100,000 shares to ten people for $.1295454 per share.

Between March and August 21, 2000, UltraMed conducted a private placement of our securities. We sold $272,500 of notes bearing interest at 9% to 22 people. The term of the notes is five years. The notes are convertible into common stock of the company at $1.00 per share. All note holders converted as of August 21,2000. On August 25, 1999, UltraMed issued 6,100,000 shares to Bennett Oppenheim for nominal value. On January 2, 2000, UltraMed issued 1,100,000 warrants to Global Integrated Business Solutions for work, labor and services. These warrants are exercisable for a period of five years from their date of issuance at $.10 per share. On May 1, 2000, UltraMed issued 500,000 warrants to three parties. These warrants are exercisable at $.25 per share for a five year period. All of these warrants have been exercised as of August 21, 2000.

Each of these offerings was conducted pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933.

EXHIBITS

Item 27.

 3.1    Certificate of Incorporation.

 3.1a   Amendment to the Certificate of Incorporation

 3.2    By-Laws.

 4.1    Specimen Certificate of Common Stock.

 5.0    Opinion of Counsel.

24.0    Accountant's Consent to Use Opinion.

24.1    Counsel's Consent to Use Opinion.*

24.5    Material Agreements


_______________

* Contained in Exhibit 5.0, Opinion of Counsel.

Item 28.

UNDERTAKINGS

     The registrant undertakes:

(1) To file, during any period in which offers or sales are being made, post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the Effective Date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or deletion of managing underwriter;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to any provisions contained in its Certificate of Incorporation, or by-laws, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Fort Lee, State of New Jersey on September 6, 2000.


                        ULTRAMED INTERNATIONAL, INC.


BY:
                        Christopher J. Davey, President

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.


                           Dated    September 20, 2000
Christopher J. Davey,
President, Director

                           Dated    September 20, 2000


Ginger Oppenheim,
Secretary, Director

                           Dated   September 20, 2000

Josh Nabozny,
Director

                           Dated   September 20, 2000

Roger Davey,
Treasurer, Director

                           Dated   September 20, 2000

Clifford M. Gevirtz,
Director

                           Dated  September 20, 2000


Marc Kassman,
Director

                           Dated  September 20, 2000

Bennett L. Oppenheim,      Dated  September 20, 2000
Director